AINN Holdings, LLC

5500 UTSA BLVD, SUITE 250 B
San Antonio, TX 78249

June 21, 2019

MSS Series Trust

8000 Town Centre Drive, Suite 400

Broadview Heights, OH 44147

Re: Advisory Fee Reduction for AINN Fund

Dear Mr. Kevin Carrasco:

As you are aware, AINN Holdings, LLC (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of AINN Fund (the “Fund”).  The Adviser agrees, effective immediately, to reduce or limit its advisory fees under that certain Investment Advisory Agreement between MSS Series Trust and the Adviser, with respect to the Fund (the “Advisory Agreement”) so that such fees, on an annual basis, do not exceed 1.00% of the Fund’s average daily net assets. This letter agreement shall remain in effect until July 31, 2019.

Sincerely, AINN Holdings, LLC By: _/s/ Kevin M. Carrasco______ Name: Kevin M. Carrasco Title: President	Approved and accepted on behalf of the Fund, MSS Series Trust By: /s/ Brandon Pokersnik______ Name: Brandon Pokersnik Title: Secretary